Exhibit 10.5

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made effective this 23rd day of October, 2024 (the “Effective Date”), between Evan Bloomberg (“Executive”), and Hallmark Venture Group, Inc., a Florida corporation (“HLLK” or the “Company”) each a “Party” and collectively the “Parties”.

WHEREAS, HLLK wishes to retain Executive as its President and Chief Executive Officer and to perform the responsibilities commensurate with and related to these positions (the “Services”).

WHEREAS, HLLK has a wholly owned subsidiary, Jubilee Intel, LLC (“Jubilee”) that Executive will also manage and hold the title of President of that subsidiary.

WHEREAS, Executive will perform the Services for HLLK with full power and authority thereof, that will include, but not be limited to; (i) General Management, (ii) legal representative, (iii) administration, (iv) hiring of Third Party Service Providers, (v) providing financing support, (vi) providing investment support, (vii) provide capital markets advisory services, (viii) service as a designee, assignee, Director, and/or Officer of HLLK (collectively, the “Management Services”).

WHEREAS, Executive has the staff, expertise and capability to perform under the terms of this Agreement and the Management Services for the Company.

WHEREAS, Executive may also own a majority or minority stake in the Company, and be a Holder of Majority Control of the Company either through the ownership of securities with certain rights or privileges or through contractual agreements, through one or more entities controlled by Executive.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration not recited in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Incorporation of Recitals. The recitals set forth above are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

2.	Term of Agreement. The Term of this Agreement shall commence upon the signing date and end 24 months after that date (the “Term”). This Agreement shall automatically renew for successive one-year periods unless either party provides written notice of their intention to terminate or not renew this Agreement at least 60 days prior to the expiration of the then-current term.

3.	Management Services. The Executive agrees that it will generally provide the following specified services through its officers and employees during the Term specified;

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a.	Consult and assist HLLK in the Services by executing, or causing to execute the requisite agreements, filings, subscriptions to ensure success in the Services.

b.	Manage all agreed upon activities and Services for HLLK including, but not limited to: reviewing business plans, strategies, budgets, proposed transactions, facilitating audits, accounting or legal work, and other Services for the purpose of advancing the success of HLLK and any and all other Management Services as required.

c.	Conduct requisite administrative work for HLLK.

d.	Retain other service providers on behalf of HLLK to successfully complete the Management Services as needed.

3.	Allocation of Time and Energies. The Executive hereby promises to devote its full-time effort to perform and discharge faithfully the responsibilities assigned herein.

4.	Management Fees. For undertaking this engagement and for other good and valuable consideration, the HLLK will pay to the Executive Management Fees as follows:

a.	Executive shall be paid $340,000 per twelve (12) month period (the “Cash Management Fee”) for the Management Services commencing upon execution of this Agreement.

b.	Performance Bonus: Executive shall be entitled to a quarterly performance bonus based on the revenues of Jubilee in accordance with the following tiered schedule (“Performance Bonus”):

i.	$0 - $5,000,000 in Quarterly Revenue: 1.0% of the quarterly revenue.
ii.	$5,000,001 - $10,000,000 in Quarterly Revenue: 1.5% of the quarterly revenue.
iii.	$10,000,001 - $15,000,000 in Quarterly Revenue: 2.0% of the quarterly revenue.
iv.	+$15,000,001 in Quarterly Revenue: 2.5% of the quarterly revenue.

c.	Executive will also be paid $1,000,000 in shares of Company stock. Such Stock-for-Services shall be valued at the average closing price of the Company Stock on the effective date of this Agreement, minus a fifty percent (50%) discount.

d.	Any Stock received by Executive pursuant to the terms of this Agreement may not be sold by Executive for six (6) months from the date of such Stock’s issuance and shall be subject to limitations on resale as set forth in Rule 144.

e.	At Executive’s discretion, and in lieu of receiving any cash fees included herein (collectively, the “Cash-based Compensation”), Executive may elect to convert any of the Cash-based Compensation that is either; (i) past due, (ii) to be paid in the future, (iii) any combination thereof, into one or more convertible promissory notes.

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i.	Any amounts due to Executive that remain unpaid, for a period of not less than 90-days, may be converted, at the option of the Executive, into common stock of the Company at a conversion rate equal to a 75% discount from the lowest 30-day trailing bid prior to conversion by the Executive.

f.	A $50,000 Early Termination Fee shall be due and payable to Executive, subject to the provisions of Section 6 below, upon Termination by the Company.

g.	The Management Fee shall be fully paid and nonassessable and constitute payment for Executive’s agreement to provide Management Services and is non-refundable, non-apportionable, and non-ratable; such shares of stock mentioned herein are not a pre-payment for future services. If Company decides to terminate this Agreement prior to the Term for any reason whatsoever, it is agreed and understood that the Executive will not be requested or demanded by Company to return any of the shares issued hereunder. It is understood that the Management Fee shares contemplated herein pursuant to this Agreement shall be in the name of _________. The shares contemplated by this agreement are to be issued by the Transfer Agent as follows:

Address:

EIN:

Wire Transfer Details:

Bank Name:

Account Name:

Routing #:

Account #:

k.	Notwithstanding anything to the contrary set forth in this Agreement, in the event of a “Change of Control” of the Company, Executive shall be entitled to receive (prior to the close of any such Change of Control) any remaining Stock-based compensation to which Executive would have been entitled (i) for the full value of the Services that Executive would have provided to Company hereunder during the full Term of this Agreement absent such Change of Control. In addition to the foregoing, in the event of a Change of Control of Company, Executive shall be entitled to receive and exercise (prior to the close of any such Change of Control) any and all corresponding warrants to which it is entitled with respect to this Agreement. For purposes of this Section 4(k), a “Change in Control” shall mean; (a) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (b) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of Company or the surviving or acquiring entity), or any transaction or series of transactions to which Company is a party in which in excess of fifty percent (50%) of Company’s voting power is transferred, or (c) the exclusive license of all or substantially all of the intellectual property of Company to a third party.

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5.	Indemnification. HLLK warrants and represents that all oral communications, written documents or materials furnished to Executive by HLLK and with respect to financial affairs, operations, profitability and strategic planning are accurate and Executive may rely upon the accuracy thereof without independent investigation. HLLK will protect, indemnify and hold harmless Executive against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Executive’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Executive’s communication or dissemination of information not provided or authorized by HLLK.

6.	Termination: This Agreement may be terminated prior to the Term, for any reason, by Executive or HLLK. Notwithstanding this Agreement being Terminated prior to the full Term hereof, the Indemnification in Section 5 of this Agreement, and exhibits thereof, shall remain in effect, and any unpaid fees or expenses in Section 4 shall still be due to Executive, including, but not limited to the Early Termination Fee.

7.	Representations. Executive represents that, other than the licenses and accreditations it already possesses, it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Executive acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Executive. Executive further acknowledges that it is not a securities Broker Dealer or a registered investment advisor.

8.	Legal Representation. HLLK acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Executive represents that it has consulted with independent legal counsel and/ or its financial and business advisors, to the extent the Executive deemed necessary.

9.	Attorney’s Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

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11.	Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other Party at the address as set forth herein below:

To the Executive:

To the Company:

HLLK, Inc.

13.	Miscellaneous: This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communication, understandings and agreements between the Parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. It is understood that either Party may change the address to which notices for it shall be addressed by providing notice of such change to the other Party in the manner set forth in this paragraph.

14.	Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada, UNITED STATES. The Parties agree that the Superior Court for the State of Nevada will be the venue of any dispute and will have jurisdiction over all Parties.

15.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof or relating to Executive’s activities or remuneration under this Agreement, shall be settled by binding arbitration in Nevada in accordance with the applicable rules of the American Arbitration Association, judgment on the award rendered by the arbitrator(s) shall be binding on the Parties and may be entered into any court having jurisdiction as provided by Paragraph 14 herein. The provisions and successor statutes permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

16.	Complete Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AGREED TO:

“Executive”

By:

“Company” Hallmark Venture Group, Inc.

By:

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